Exhibit 23

December 12, 2003


3M Company
3M Center
St. Paul, Minnesota 55144-1000

                                 Re: 3M Company
                           Medium-Term Notes, Series D
                           ---------------------------

In connection with the Prospectus Supplement dated December 12, 2003 (the "Prospectus Supplement") to the Prospectus dated October 20, 2003 of 3M Company, a Delaware corporation (the "Company"), relating to the offer of up to $1,500,000,000 aggregate principal amount of the Company's Medium-Term Notes, Series D, I hereby consent to the use of my name and confirm to you my opinion as set forth under "Certain U.S. Federal Income Tax Considerations" in the Prospectus Supplement.

Very truly yours,


/s/ Bobac Barjesteh
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Bobac Barjesteh
Tax Counsel